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                                                           Exhibit 99.B.23(h)(1)


                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT



         THIS AGREEMENT is made by and between New York Life Investment Management LLC, a Delaware limited liability company ("NYLIM"), and McM FUNDS a Delaware business trust (the "Fund").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain NYLIM to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and NYLIM wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.       Definitions. As Used in this Agreement:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c)      "Advisor" means McMorgan & Company LLC.

         (d) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (e)      "CEA" means the Commodities Exchange Act, as amended.

         (f) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

         (g)      "Custodian" means the Bank of New York.

         (h) "Oral Instructions" mean oral instructions received by NYLIM from an Authorized Person or from a person reasonably believed by NYLIM to be an Authorized Person. NYLIM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (i)      "SEC" means the U.S. Securities and Exchange Commission.

         (j) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act, the CEA and any applicable state securities law.

         (k) "Shares" means the shares of beneficial interest of any series or class of the Fund.


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         (k)      "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by NYLIM or (ii) trade instructions transmitted (and received by NYLIM) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, electronic mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints NYLIM to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. NYLIM accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide NYLIM with the following:

         (a) at NYLIM's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of NYLIM or its affiliates to provide services to each Portfolio and approving this Agreement;

         (b)      a copy of Fund's most recent effective registration statement;

         (c)      a copy of each Portfolio's advisory agreement or agreements;

         (d) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

         (e) a copy of each additional administration agreement with respect to a Portfolio;

         (f) a copy of the Underwriting Agreement and Transfer Agency Services Agreement made in respect of the Fund or a Portfolio; and

         (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

         NYLIM will on an annual basis provide to the Fund the audited financial statements of New York Life Insurance Company.

4.       Compliance with Rules and Regulations.

         NYLIM undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by NYLIM hereunder. Except as specifically set forth herein, NYLIM assumes no responsibility for such compliance by the Fund or other entity.

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5.       Instructions.

         (a) Unless otherwise provided in this Agreement, NYLIM shall act only upon Oral Instructions or Written Instructions.

         (b) NYLIM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by NYLIM to be an Authorized Person) pursuant to this Agreement. NYLIM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless NYLIM knows such instructions are inconsistent with any of the foregoing (for example because NYLIM has received prior Written Instructions, or has participated in discussions on the same issue) unless and until NYLIM receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to NYLIM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by NYLIM or its affiliates) so that NYLIM receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by NYLIM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or NYLIM's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, NYLIM shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that NYLIM's actions comply with the other provisions of this Agreement.

6.       Right to Receive Advice.

         (a) Advice of the Fund. If NYLIM is in doubt as to any action it should or should not take, NYLIM may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If NYLIM shall be in doubt as to any question of law pertaining to any action it should or should not take, NYLIM may request advice from counsel of its own choosing (who may be inside or outside counsel for the Fund, the Fund's investment adviser or other service providers or, if none of the foregoing is available and time is of the essence, NYLIM, at the option of NYLIM).

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions NYLIM receives from the Fund and the advice NYLIM receives from counsel, NYLIM may rely upon and follow the advice of counsel. In any such case, NYLIM will use its best efforts to contact the Fund prior to taking any actions inconsistent with Instructions previously received by the Fund.

         (d) Protection of NYLIM. NYLIM shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which NYLIM believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon NYLIM to seek such directions or advice or Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of NYLIM's properly taking or not taking such action.

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7.       Records; Visits.

         (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of NYLIM shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during NYLIM's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by NYLIM to the Fund or to an Authorized Person, at the Fund's reasonable expense.

         (b)      NYLIM shall keep the following records:

                  (i) all books and records with respect to each Portfolio's books of account;

                  (ii)     records of each Portfolio's securities transactions;
                           and

                  (iii) all other books and records as NYLIM is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or NYLIM, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or NYLIM a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party both prompt oral and written notice of such requirement and will to the extent possible coordinate any such production with the Fund or the Fund's counsel, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 - 248.30) ("Reg S-P"), NYLIM will not directly, or indirectly through an affiliate, disclose any non-public personal information, as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with NYLIM and provided that any such information disclosed to an affiliate of NYLIM shall be under the same limitations on non-disclosure.

9. Liaison with Accountants. NYLIM shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. NYLIM shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. NYLIM System. NYLIM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by NYLIM in connection with the services provided by NYLIM to the Fund; provided, however, that NYLIM shall have no right to retain title to or ownership of any database which consists of information pertaining to the transactions of the Fund or its shareholders.

11. Disaster Recovery. NYLIM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, NYLIM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. NYLIM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by NYLIM's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services rendered by NYLIM during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to NYLIM a fee or fees set forth in the agreement in Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time in writing by NYLIM and the Fund.

13. Indemnification. (a) The Fund, on behalf of each Portfolio, agrees to indemnify and hold harmless NYLIM and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which NYLIM takes in reliance upon Oral or Written Instructions received from the Fund or which NYLIM is required to take or refrain from taking in accordance with the provisions of this Agreement. Neither NYLIM, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by NYLIM's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. NYLIM shall not make any claim for any amounts payable by the Fund hereunder except against the relevant Portfolio's assets and not against the assets of any other Portfolio of the Fund.

         (b) NYLIM agrees to indemnify and hold harmless the Fund and each Portfolio from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act of NYLIM in contravention of the terms of this Agreement or caused by NYLIM's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Neither the Fund, nor any Portfolio, shall be indemnified against any liability (or any expenses incident to such liability) caused by NYLIM's following Oral or Written Instructions which NYLIM reasonably believed to have been valid and genuinely given. NYLIM further agrees to indemnify and hold harmless the Fund and the Portfolios from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements) arising directly or indirectly from any claim by a third party against the Fund or a Portfolio with respect to infringement of any patent or copyright of any goods, services or programs supplied or used by NYLIM (the "NYLIM Materials") in connection with the provision of services to the Fund and the Portfolios hereunder. The foregoing indemnification obligation shall not apply to any claim based on or arising from (i) goods, services or programs not owned, developed or provided by NYLIM, (ii) the combination by the Fund or the Portfolios of the NYLIM Materials with any other goods, services or programs not owned or developed by or on behalf of NYLIM, or (iii) the failure of the Fund or the Portfolios to use the NYLIM Materials as authorized or for their intended purpose.

14.      Responsibility of NYLIM.

         (a) NYLIM shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as required by law or as specifically set forth herein (which exception includes the obligation to follow Oral or Written Instructions provided by the Fund) or as may be specifically agreed to by NYLIM and the Fund in a written amendment hereto. NYLIM shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. NYLIM shall be liable only for any damages arising out of NYLIM's failure to perform its duties under this Agreement to the extent such damages arise out of NYLIM's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

         (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) NYLIM shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond NYLIM's control, provided that NYLIM has acted in accordance with the standard set forth in Section 14(a) above; and (ii) NYLIM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which NYLIM reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, neither NYLIM nor its affiliates shall be liable for any consequential, special or indirect losses or damages, unless the likelihood of such losses or damages was known by NYLIM or its affiliates and NYLIM acted without regard to such likely losses or damages. (d) No party may assert a cause of action against NYLIM or any of its affiliates that allegedly occurred more than 60 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

15.      Description of Accounting Services on a Continuous Basis.

         NYLIM will perform the following accounting services with respect to each Portfolio:

         (i) Journalize investment, capital share and income and expense activities;

         (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

         (iii)    Maintain individual ledgers for investment securities;

         (iv)     Maintain historical tax lots for each security;

         (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes no later than a.m. Pacific time;

         (vi) Update the cash availability throughout the day as required by the Adviser;

         (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

         (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

         (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

         (x) Control all disbursements and authorize such disbursements upon Written Instructions;

         (xi)     Calculate capital gains and losses;

         (xii)    Determine net income;

         (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's assets; to the extent that there are no market quotations readily available for a security in the Fund's portfolios, NYLIM will immediately advise the Adviser of such fact and will coordinate determination of fair market value with procedures approved by the Fund's Board of Trustees.

         (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

         (xv)     Compute net asset value; and

         (xvi) As appropriate, or requested, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.


16.      Description of Administration Services on a Continuous Basis.

         NYLIM will perform the following administration services with respect to each Portfolio:

         (i)      Prepare quarterly broker security transactions summaries;

         (ii)     Prepare monthly security transaction listings;

         (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

         (iv) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

         (v) Prepare, coordinate with the Fund and the Fund's counsel, and file with the SEC the Fund's annual, semi-annual, and quarterly shareholder reports;

         (vi) Prepare, coordinate with the Fund's counsel and file with the SEC Post-Effective Amendments to the Fund's Registration Statement, prepare reports to the SEC including, the preparation and filing of (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

         (vii) Assist in the preparation of notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings;

         (viii) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

         (ix) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

         (x) Draft agendas, resolutions and materials for quarterly and special Board meetings;

         (xi) Coordinate the preparation, assembly and mailing of Board materials;

         (xii) Maintain the Fund's corporate calendar to assure compliance with various filing and Board approval deadlines;

         (xiii) Coordinate contractual relationships and communications between the Fund and its contractual service providers; and

         (xiv) Monitor the Fund's compliance with the amounts and conditions of each state qualification.

17. Duration and Termination. This Agreement shall become effective on November 10, 2001 and shall continue in effect until terminated by the Fund or by NYLIM on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by NYLIM, will be borne by the Fund. In the event that NYLIM gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by NYLIM, will be borne by NYLIM. In the event of termination, NYLIM agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders.

18. Notices. Notices shall be addressed (a) if to NYLIM, at 169 Lackawanna Avenue, Parsipanny, NJ 07054, Attention: President; (b) if to the Fund, at One Bush Street, Suite 800, San Francisco, CA 94104, Attention:
         Deane Nelson or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. Delegation; Assignment. NYLIM may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of, New York Life Insurance Company provided that NYLIM gives the Fund 90 days prior written notice of such assignment or delegation. The Fund expressly agrees that NYLIM may delegate its duties, in whole or in part, to the Custodian.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.      Miscellaneous.

         (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of NYLIM hereunder without the prior written approval of NYLIM, which approval shall not be unreasonably withheld or delayed unless such modifications or the adoption of such policies are required by law.

         (b) Except as expressly provided in this Agreement, NYLIM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.

         (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of NYLIM are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

         (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year written below.

                                    NYLIM LLC





                                           By:  /s/ Gary Wendlandt
                                                ----------------------------
                                                Gary Wendlandt

                                           Title:  Chief Executive Officer

                                           Date:  September 28, 2001



                                              McM FUNDS




                                           By:   /s/ Deane A. Nelson
                                                 -----------------------------
                                                 Deane A. Nelson

                                                 Title:  Secretary

                                                 Date:  September 28, 2001

                                    EXHIBIT A



         THIS EXHIBIT A, dated as of November 10, 2001 is Exhibit A to that certain Administration and Accounting Services Agreement effective as of November 10, 2001 between NYLIM and McM Funds.




                                   PORTFOLIOS


                         McM Principal Preservation Fund

                       McM Intermediate Fixed Income Fund

                              McM Fixed Income Fund

                                McM Balanced Fund

                           McM Equity Investment Fund

                               September 28, 2001

                                    McM FUNDS


    Re: Administration and Accounting Services Fees

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to New York Life Investment Management LLC ("NYLIM") under the terms of the Administration and Accounting Services Agreement dated September 28, 2001 between McM Funds ("you" or the "Fund") and NYLIM (the "Agreement") for service provided on behalf of the Fund. Pursuant to paragraph 12 of the Agreement, and in consideration of the services to be provided to the Fund, the Fund will pay NYLIM certain fees and reimburse NYLIM for its out-of-pocket expenses incurred on its behalf, as follows:

1.       Administration Services

         A.       Asset Based Fee:

         The following annual fee will be calculated based upon the Funds' aggregate average net assets and paid monthly:

         .08% of the first $100 million of aggregate average daily net assets; .05% of the next $500 million of aggregate average daily net assets; .03% of the aggregate average daily net assets in excess of $600 million.

         B.       Minimum Monthly Fee:

         The minimum monthly fee will be $4,166 for the initial series issued by the Fund, $1,000 for each additional separate series and $1,000 for each additional class per portfolio, exclusive of out-of-pocket expenses.

2.       Accounting Services

         A.       Maintenance Fee:

         The following annual fee will be calculated based upon the Funds, average net assets and paid monthly:

         $24,000 on the Fund's first $10 million of average daily net assets per portfolio;
         .02% on the Funds' aggregate assets between $10 million and $500 million; and
         .01% on the Funds' aggregate assets over $500 million.

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

         B.       Monthly Multiple Class Fee:

         The monthly multiple class fee will be $1,000 for each additional class per portfolio, exclusive of out-of-pocket expenses.

3.       Out-of-Pocket Expenses


         The Fund will reimburse NYLIM for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs, costs to obtain independent security market quotes, processing fees related to initial Blue Sky filings and travel expenses incurred for Board meeting attendance.

4.       Miscellaneous

         NYLIM shall be entitled to the following fee for the performance of any special legal services as described in the Agreement in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by NYLIM and the Fund. Services and charges may vary based on volume.

         Any fee, out-of-pocket expenses or shareholder expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by NYLIM.

         After the one year anniversary of the effective date of this Agreement, NYLIM may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, all items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

         The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

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

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                       Very truly yours,

                                       NEW YORK LIFE INVESTMET MANAGEMENT LLC

                                       By: /s/ Patrick J. Farrell
                                           -------------------------------

                                       Name: Patrick J. Farrell
                                            ------------------------------

                                       Title:  Managing Director
                                             -----------------------------

Agreed and Accepted:

McM FUNDS

By: /s/ Deane A. Nelson
    ---------------------------------

Name: Deane A.  Nelson
      -------------------------------

Title: Vice President & Secretary
       ------------------------------



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